SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2004

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	1-10709 (Commission File Number)	95-4300881 (I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release dated February 26, 2004.

Item 9. Regulation FD Disclosure

On February 26, 2004, the Company reported operating results for the fourth quarter ending December 31, 2003. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: February 26, 2004
By: /s/ Edward A. Stokx
Edward A. Stokx
Chief Financial Officer

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:     Immediately
Date:                 February 26, 2004
Contact:           Mr. Edward A. Stokx
                          (818)244-8080, Ext. 649

PS Business Parks, Inc. reports results for the fourth quarter and year ended December 31, 2003.

Glendale, California — PS Business Parks, Inc. (AMEX:PSB), reported operating results for the fourth quarter ending December 31, 2003.

Net income allocable to common shareholders for the fourth quarter of 2003 was $6.7 million or $0.31 per diluted share on revenues of $49.9 million compared to $9.5 million or $0.44 per diluted share on revenues of $47.7 million for the same period in 2002. Net income allocable to common shareholders for the year ended December 31, 2003 was $33.3 million or $1.54 per diluted share on revenues of $198.0 million compared to net income allocable to common shareholders of $42.0 million or $1.93 per diluted share on revenues of $192.4 million for the same period in 2002.

Net income allocable to common shareholders for the three months ended December 31, 2003 decreased $2.8 million or $0.13 per diluted share from the comparable period in 2002 due primarily to a reduction in gains on dispositions of $1.6 million or $0.05 per diluted share, an increase in loss on dispositions of $0.6 million or $0.02 per diluted share and a reduction in equity in income of a discontinued joint venture of $1.6 million or $0.05 per diluted share.

Net income allocable to common shareholders for the year ended December 31, 2003 decreased $8.7 million or $0.39 per diluted share compared to the year ended December 31, 2002 due primarily to a reduction in gains on dispositions of real estate and marketable securities of $4.1 million or $0.14 per diluted share, an increase in impairment losses of $5.0 million or $0.17 per diluted share in addition to a reduction in “Same Park” results of $1.6 million or $0.06 per diluted share.

Supplemental Measures

Funds from operations (“FFO”) allocable to common shareholders and unit holders for the fourth quarter of 2003 were $25.5 million or $0.88 per diluted share compared to $25.8 million or $0.89 per diluted share for the same period in 2002. This represents a decrease of 1.1% in FFO per share based on 29.1 million and 29.0 million weighted average shares outstanding during the fourth quarter of 2003 and 2002, respectively. FFO allocable to common shareholders and unit holders for the year ended December 31, 2003 was $97.4 million or $3.38 per diluted share compared to $104.5 million or $3.60 per diluted share for the year ended December 31, 2002. This represents a decrease of 6.1% in FFO per diluted share based on 28.9 million and 29.0 million weighted average shares outstanding during the year ended December 31, 2003 and 2002, respectively. FFO allocable to common shareholders and unit holders and FFO per share exclude depreciation and amortization, the gain on disposition of real estate and marketable securities, and equity income from sale of joint venture properties, all of which are included in the calculation of net income.

Funds available for Distribution (FAD) increased 0.2% to $17.6 million during the fourth quarter of 2003 from $17.5 million during the fourth quarter of 2002. FAD decreased 3.4% to $79.2 million during the year ended December 31, 2003 from $82.0 million for the year ended December 31, 2002. The decrease was primarily the result of higher tenant improvement costs and higher leasing transaction costs.

The Company announced in April that it will report funds from operations in conformity with the definition provided by the National Association of Real Estate Investment Trusts and, therefore, will no longer exclude the effects of straight-lining rents from its calculation of funds from operations. The Company made this decision after review of Regulation G, governing public disclosures of non-GAAP financial measures which was recently adopted by the Securities and Exchange Commission. The impact was to increase funds from operations by $819,000 for the three months ended December 31, 2003 and $120,000 for the same period in 2002. The impact for years ended December 31, 2003 and 2002 was to increase funds from operations by $2.2 million and $2.4 million, respectively. The Company has also adopted recent guidance from the SEC regarding the inclusion of impairment adjustments in the calculation of funds from operations. Accordingly, the Company will no longer add back the effects of impairment losses in determining funds from operations. There was no effect on funds from operations for the three months ended December 31, 2003 and 2002. The impact for the years ended December 31, 2003 and 2002 was to decrease funds from operations by $5.9 million and $900,000, respectively.

The following table summarizes the effect of the adoption of the SEC’s guidance regarding straight-lining rents and impairment adjustments on the Company’s FFO per share:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
FFO before adjustments	$0.85	$0.88	$3.51	$3.55
Straight-line rent adjustment	0.03	0.01	0.07	0.08
Impairment adjustment	--	--	(0.20)	(0.03)

Reported FFO	$0.88	$0.89	$3.38	$3.60

The Company continues to disclose the straight-line rent and impairment adjustments and exclude them from its FAD calculation. See the Company’s reconciliation of net income allocable to common shareholders to FFO and FAD later in this news release.

Property Operations

In order to evaluate the performance of the Company’s overall portfolio, management analyzes the operating performance of a consistent group of properties (13.7 million net rentable square feet). These properties (herein referred to as the “Same Park” facilities) have been owned and operated by the Company for the comparable periods. The Same Park facilities represent approximately 96% of the weighted average square footage of the Company’s portfolio at December 31, 2003. As of December 31, 2003 Same Park facilities represented approximately 75% of the Company’s total square footage of 18.3 million.

The following tables summarize the pre-depreciation historical operating results of the Same Park facilities and the entire portfolio.

Same Park Facilities (13.7 million square feet)

	Three Months Ended December 31,
	2003	2002	Change
Rental income before straight line rent adjustment	$46,332,000	$45,958,000	0.8%
Straight line rent adjustment	683,000	55,000	N/A

Total rental income	47,015,000	46,013,000	2.2%

Cost of operations	13,309,000	12,835,000	3.7%

Net operating income	33,706,000	33,178,000	1.6%
Less: straight line rent adjustment	(683,000)	(55,000)	N/A

Net operating income before straight line rent adjustment(1)	$33,023,000	$33,123,000	(0.3%)

Gross margin(2)	71.3%	72.1%	(1.1%)
Weighted average for period:
Occupancy	92.5%	93.8%	(1.4%)
Annualized realized rent per occupied sq. ft.(3)	$14.61	$14.29	2.2%

	Year Ended December 31,
	2003	2002	Change
Rental income before straight line rent adjustment	$185,759,000	$186,055,000	(0.2%)
Straight line rent adjustment	1,793,000	2,207,000	N/A

Total rental income	187,552,000	188,262,000	(0.4%)

Cost of operations	51,429,000	50,544,000	1.8%

Net operating income	136,123,000	137,718,000	(1.2%)
Less: straight line rent adjustment	(1,793,000)	(2,207,000)	N/A

Net operating income before straight line rent adjustment(1)	$134,330,000	$135,511,000	(0.9%)

Gross margin(2)	72.3%	72.8%	(0.7%)
Weighted average for period:
Occupancy	92.7%	94.3%	(1.7%)
Annualized realized rent per occupied sq. ft.(3)	$14.60	$14.38	1.5%

(1)	Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The key components of NOI are rental income less cost of operations excluding the effects of the straight-line rent adjustment and depreciation. The Company breaks out Same Park operations to provide information regarding trends for properties the Company has held for the periods being compared.

(2)	Gross margin is computed by dividing property net operating income before straight line rent adjustment by rental income before straight line rent adjustment.

(3)	Realized rent per square foot represents the revenues earned before straight line rent adjustment per occupied square foot.

Total Portfolio Statistics (18.3 million square feet) (1)

	Three Months Ended December 31,
	2003	2002	Change
Rental income before straight line rent adjustment	$48,713,000	$47,170,000	3.3%
Straight line rent adjustment	819,000	120,000	N/A

Total rental income	49,532,000	47,290,000	4.7%

Cost of operations	14,387,000	13,268,000	8.4%

Net operating income	35,145,000	34,022,000	3.3%
Less: straight line rent adjustment	(819,000)	(120,000)	N/A

Net operating income before straight line rent adjustment(2)	$34,326,000	$33,902,000	1.3%

Gross margin(3)	70.5%	71.9%	(1.9%)
Weighted average for period:
Square footage	14,508,000	13,893,000	4.4%
Occupancy	91.8%	93.3%	(1.6%)
Annualized realized rent per occupied sq. ft.(4)	$14.63	$14.56	0.5%

	Year Ended December 31,
	2003	2002	Change
Rental income before straight line rent adjustment	$191,954,000	$188,202,000	2.0%
Straight line rent adjustment	2,171,000	2,398,000	N/A

Total rental income	194,125,000	190,600,000	1.8%

Cost of operations	53,917,000	50,996,000	5.7%

Net operating income	140,208,000	139,604,000	0.4%
Less: straight line rent adjustment	(2,171,000)	(2,398,000)	N/A

Net operating income before straight line rent adjustment(2)	$138,037,000	$137,206,000	0.6%

Gross margin(3)	71.9%	72.9%	(1.4%)
Weighted average for period:
Square footage	14,229,000	13,893,000	2.4%
Occupancy	92.3%	93.9%	(1.7%)
Annualized realized rent per occupied sq. ft.(4)	$14.62	$14.43	1.3%

(1)	Does not include discontinued operations.

(2)	Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The key components of NOI are rental income less cost of operations excluding the effects of the straight-line rent adjustment and depreciation.

(3)	Gross margin is computed by dividing property net operating income before straight line rent adjustment by rental income before straight line rent adjustment.

(4)	Realized rent per square foot represents the revenues earned before straight line rent adjustment per occupied square foot.

Financial Condition

The Company continued to maintain financial strength and flexibility. The following are the Company’s key financial ratios with respect to its leverage at and for the three months ended December 31, 2003.

Ratio of FFO to fixed charges (1)	34.0x
Ratio of FFO to fixed charges and preferred distributions (2)	3.5x
Debt and preferred equity to total market capitalization (based on
the common stock price of $41.26 at December 31, 2003)	35%
Available under line of credit at December 31, 2003 (3)	$5 million

(1)	Fixed charges include interest expense of $1,001,000.

(2)	Preferred distributions include amounts paid to preferred shareholders of $3,879,000 and preferred unit holders in the operating partnership of $4,810,000.

(3)	As of January 30, 2004 the availability under the line of credit was $100 million.

Issuance of Preferred Stock

On January 15, 2004, the Company priced a public offering, of 6,000,000 depositary shares, each representing 1/1,000 of a share of the Company’s 7.00% Cumulative Preferred Stock, Series H, at $25.00 per share. The Company also granted the underwriters an option to purchase an additional 900,000 depository shares, which the underwriters exercised. Accordingly, the Company issued 6,900,000 depository shares to purchasers on January 30, 2004 for an aggregate offering of $172.5 million. The Company received net proceeds of approximately $167 million, which was used to repay outstanding short-term debt, consisting of borrowings under the Company’s line of credit with Wells Fargo Bank and a portion of a short-term loan from Public Storage, Inc.

Redemption of Preferred Stock

On May 22, 2003 and September 30, 2003, the Company repurchased 7,300 and 78,300 depository units of Series A preferred stock at $26.00 and $25.65 per unit, for $190,000 and $2.0 million, respectively. The stated value of the stock was $25 per depository share. The premium and original issuance costs were recorded as an additional distribution to preferred shareholders. The aggregate effect was a reduction of $127,000 of net income and funds from operations allocable to common shareholders and unit holders.

Repayment of Term Loan

In February 2004, the Company repaid in full the $50 million outstanding on its term loan with Fleet Bank with proceeds from its line of credit as a result of the expiration of the early termination fee on the term loan. Interest on the line of credit is paid at Libor plus 70 basis points while the term loan was at Libor plus 145 basis points. The Company had previously entered into an interest rate swap contract for the $50 million term loan that fixed the Libor rate at 3.01%. Therefore, the effective rate on the $50 million draw on the line of credit is 3.71%. The interest rate swap contract expires July, 2004.

Property Acquisitions

On December 19, 2003, the Company acquired four flex multi-tenant buildings in the Metro/Black Canyon submarket of Phoenix, Arizona, totaling approximately 110,000 square feet for $9.5 million. The buildings are 83% occupied. This acquisition increases the Company’s presence in the Phoenix market to 669,000 square feet. This business park is adjacent to Corporate Park, a 200,000 square foot business park which the Company has owned and operated since 1999 and was 98.2% occupied as of December 31, 2003.

On December 24, 2003, PSB purchased two multi-tenant office buildings in the Central Orange County submarket of Orange, California, totaling approximately 107,000 square feet for $15.5 million. The buildings are 84% occupied. The acquisition increased the Company’s presence in Orange County to 1.6 million square feet and in the Southern California market to 3.7 million square feet.

On December 30, 2003, PSB entered a new core market by purchasing Miami International Commerce Center (MICC), a well-established 53 building portfolio totaling approximately 3,350,000 square feet adjacent to the Miami International Airport. The portfolio consists of approximately 3.3 million square feet of multi-tenant industrial and flex space and approximately 60,000 square feet of retail space. The facility was acquired at a cost of approximately $217 million including transaction costs and an estimate to bring the park to the Company’s operating standards. The Company will undertake several improvements to the park over the next several quarters.

The total combined cost of the acquisitions was approximately $242 million. The Company financed the transactions using $47 million of existing cash, $95 million from its line of credit, and $100 million of short-term borrowings from Public Storage, Inc. Proceeds from the Series H preferred stock offering were used to repay the line of credit and a substantial portion of the Public Storage, Inc. short-term borrowings. Cash from operations will be used to repay the remaining balance of the short-term borrowing from Public Storage, Inc. The Company currently owes $5 million plus accrued interest to Public Storage, Inc.

As a result of the 2003 transactions, the Company operates in nine specific regions, with no specific region accounting for more than 20% of the Company’s total square footage. Southern California represents the Company’s largest region with 20.0% of the total square footage, with Miami representing the second largest region with 18.3% of the total square footage.

Property Dispositions

Three properties, including a 57,000 square foot office building in Lakewood, California and two flex facilities in Nashville, Tennessee totaling 138,000 square feet were sold during the second quarter of 2003 with net proceeds of approximately $11.4 million. The Company recognized gains on the sale of the Lakewood and Nashville properties in the second quarter of 2003 totaling $3.5 million. A one acre parcel of land in Beaverton, Oregon was sold during the third quarter for $775,000, resulting in a gain of approximately $14,000. A flex facility in Beaverton, Oregon consisting of approximately 31,000 square feet was sold during the fourth quarter of 2003 with net proceeds of approximately $2.4 million. The Company recognized a loss on the sale of this facility in the fourth quarter of 2003 of $0.6 million.

In addition, the Company previously announced it was under contract to sell a group of five office and flex buildings with a 3.5 acre parcel of land in Beaverton, Oregon for net proceeds of $34.5 million. This contract was subsequently terminated and the Company continues to evaluate its alternatives as they relate to these assets. An impairment loss of $5.9 million based on the estimated proceeds from the disposition of the Beaverton, Oregon properties was recognized in the first quarter of 2003.

The properties sold and those identified as assets held for sale have been reported as discontinued operations.

Distributions Declared

The Board of Directors declared a quarterly dividend of $0.29 per common share on February 26, 2004. Distributions were also declared on the various series’ of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable March 31, 2004 to shareholders of record on March 15, 2004.

Series	Dividend Rate	Dividend Declared
Series A	9.25%	$0	.578125
Series D	9.50%	$0	.593750
Series F	8.75%	$0	.546875
Series H	7.00%	$0	.301389

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2003, PSB wholly-owned approximately 18.3 million net rentable square feet of commercial space with approximately 3,700 customers located in eight states, concentrated primarily in California (5,160,000 sq. ft.), Texas (2,895,000 sq. ft.), Florida (3,352,000 sq. ft.), Oregon (1,941,000 sq. ft.), Virginia (2,625,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Forward-Looking Statements

When used within this press release, the words “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities, the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. including more financial analysis of the fourth quarter’s operating results is available on the Internet. The Company’s web site is www.psbusinessparks.com.

A conference call is scheduled for Friday, February 27, 2004 at 10:00 A.M. (PST) to discuss the fourth quarter results. The toll free number is 1-800-399-4409; the conference ID is 5017784. A replay of the conference call will be available through March 5, 2004 at 1-800-642-1687. A replay of the conference call will also be available on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.
Selected Financial Data
(Unaudited)

	At December 31, 2003	At December 31, 2002
Balance Sheet Data:
Cash and cash equivalents	$5,809,000	$44,812,000
Marketable equity securities	$--	$5,278,000
Properties held for disposition, net	$34,649,000	$--
Real estate facilities, before accumulated depreciation	$1,516,199,000	$1,254,774,000
Total assets	$1,358,861,000	$1,156,802,000
Total debt	$264,694,000	$70,279,000
Minority interest - common units	$169,888,000	$167,469,000
Minority interest - preferred units	$217,750,000	$217,750,000
Perpetual preferred stock	$168,673,000	$170,813,000
Common shareholders' equity	$502,155,000	$493,589,000

Total common shares outstanding at period end	21,566,000	21,531,000

Total common shares outstanding at period end,
assuming conversion of all Operating
Partnership units into common stock	28,871,000	28,836,000

PS BUSINESS PARKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Rental income	$49,532,000	$47,290,000	$194,125,000	$190,600,000
Facility management fees primarily from affiliates	180,000	186,000	742,000	763,000
Gain on sale of marketable securities	--	--	2,043,000	41,000
Interest and other income	154,000	219,000	1,125,000	959,000

	49,866,000	47,695,000	198,035,000	192,363,000

Expenses:
Cost of operations	14,387,000	13,268,000	53,917,000	50,996,000
Cost of facility management	35,000	42,000	146,000	176,000
Depreciation and amortization	15,838,000	14,416,000	58,927,000	55,183,000
General and administrative	1,175,000	1,351,000	4,683,000	5,125,000
Interest expense	1,001,000	1,226,000	4,015,000	5,324,000

	32,436,000	30,303,000	121,688,000	116,804,000

Income before discontinued operations and
Minority interest	17,430,000	17,392,000	76,347,000	75,559,000

Discontinued operations:
Income from discontinued operations	867,000	727,000	4,048,000	3,940,000
Impairment charge on properties held for sale	--	--	(5,907,000)	(900,000)
Gain (loss) on disposition of real estate	(601,000)	1,616,000	2,897,000	9,023,000
Equity in income of discontinued joint venture	--	1,591,000	2,296,000	1,978,000

Net income from discontinued operations	266,000	3,934,000	3,334,000	14,041,000

Income before minority interest	17,696,000	21,326,000	79,681,000	89,600,000
Minority interest in income - preferred units .	(4,810,000)	(4,690,000)	(19,240,000)	(17,927,000)
Minority interest in income - common units .	(2,281,000)	(3,224,000)	(11,345,000)	(14,243,000)

Net income	$10,605,000	$13,412,000	$49,096,000	$57,430,000

Net income allocation:
Allocable to preferred shareholders	$3,879,000	$3,929,000	$15,784,000	$15,412,000
Allocable to common shareholders	6,726,000	9,483,000	33,312,000	42,018,000

	$10,605,000	$13,412,000	$49,096,000	$57,430,000

Net income per common share - basic:
Continuing operations	$0.30	$0.30	$1.44	$1.46
Discontinued operations	$0.01	$0.14	$0.12	$0.49

	$0.31	$0.44	$1.56	$1.95
Net income per common share - diluted:
Continuing operations	$0.30	$0.30	$1.42	$1.45
Discontinued operations	$0.01	$0.14	$0.12	$0.48

	$0.31	$0.44	$1.54	$1.93
Weighted average common shares outstanding:
Basic	21,545,000	21,565,000	21,412,000	21,552,000

Diluted	21,759,000	21,733,000	21,565,000	21,743,000

PS BUSINESS PARKS, INC.
Computation of Funds from Operations (“FFO”) and Funds Available for Distribution (“FAD”)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Net income allocable to common shareholders	$6,726,000	$9,483,000	$33,312,000	$42,018,000
Less: Gain on sale of marketable securities	--	--	(2,043,000)	(41,000)
Less: (Gain)/loss on disposition of real estate	601,000	(1,616,000)	(2,897,000)	(9,023,000)
Less: Equity income from sale of joint venture properties	--	(596,000)	(1,376,000)	(861,000)
Depreciation and amortization	15,870,000	15,259,000	59,107,000	58,144,000
Depreciation from unconsolidated joint venture	--	6,000	--	63,000
Minority interest in income - common units	2,281,000	3,224,000	11,345,000	14,243,000

Consolidated FFO allocable to common shareholders	$25,478,000	$25,760,000	$97,448,000	$104,543,000

Computation of Diluted FFO per Common Share (1):
Consolidated FFO allocable to common shareholders	$25,478,000	$25,760,000	$97,448,000	$104,543,000
Weighted average common shares outstanding	21,545,000	21,565,000	21,412,000	21,552,000
Weighted average common OP units outstanding	7,305,000	7,305,000	7,305,000	7,305,000
Dilutive effect of stock options	214,000	168,000	153,000	191,000

Weighted average common shares and OP units for purposesof computing fully-diluted FFO per common share	29,064,000	29,038,000	28,870,000	29,048,000

Fully diluted FFO per common share	$0.88	$0.89	$3.38	$3.60

Computation of Funds Available for Distribution ("FAD")(2)
Consolidated FFO allocable to common shareholders	$25,478,000	$25,760,000	$97,448,000	$104,543,000
Less: Capitalized Expenditures:
Maintenance capital expenditures	$(1,239,000)	$(2,549,000)	$(4,037,000)	$(6,057,000)
Tenant improvements	(4,794,000)	(3,409,000)	(14,030,000)	(10,722,000)
Capitalized lease commissions	(1,310,000)	(2,461,000)	(4,887,000)	(5,322,000)

Total Capitalized Expenditures	(7,343,000)	(8,419,000)	(22,954,000)	(22,101,000)

Less: Straight line rent adjustment	(819,000)	(120,000)	(2,171,000)	(2,398,000)
Add: Impairment charge on properties held for sale	--	--	5,907,000	900,000
Add: Stock based compensation expense	268,000	322,000	991,000	1,036,000

FAD	$17,584,000	$17,543,000	$79,221,000	$81,980,000

(1)	Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) by which real estate investment trusts (“REITs”) may be compared. It is generally defined as net income, computed in accordance with generally accepted accounting principals, before depreciation, amortization, minority interest in income and extraordinary items. The Company considers FFO to be a useful measure of the operating performance of a REIT, which provides investors with a basis to evaluate the operations and the cash flows of a REIT. FFO does not represent net income or cash flow from operations as defined by GAAP. FFO computations do not factor out the REIT’s requirement to make either capital expenditures or principal payments on debt. The Company excludes gains/losses on disposition of real estate and gains/losses on sale of marketable securities to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO.

(2)	Funds available for distribution (“FAD”) is computed by deducting from consolidated FFO recurring capital expenditures, tenant improvements, capitalized leasing commissions, and the straight line rent adjustment from FFO and adding impairment charges and stock based compensation expense. Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT. FAD does not represent net income or cash flow from operations as defined by GAAP.